FARMOUT AND DEVELOPMENT AGREEMENT

MADE AS OF AUGUST 1, 2005

BETWEEN:

1

ROCKY MOUNTAIN GAS, INC., a Wyoming corporation (hereinafter called "RMG")

– and –

PRB ENERGY, INC., a Colorado corporation (hereinafter called "Operator")

1

WHEREAS RMG and Operator have entered into a Letter of Intent dated July 7, 2005 to facilitate the development of coal bed methane properties in the States of Montana and Wyoming.

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings, unless the context clearly indicates otherwise:

"AMI" means the area of mutual interest, consisting of the States of Montana and Wyoming, as described in Article IX.

"Business Plan" means the first business plan and budget (which shall be for not less than $8,750,000 of the Commitment) for the Venture's proposed expenditure from August 1, 2005 to August 31, 2006, and the second business plan and budget (to be submitted by July 31, 2006) for the remaining $13,050,000 of the Commitment to be spent or committed to be spent from September 1, 2006 to August 31, 2007.  The Business Plan shall set out the Venture's projects, the drilling program for each such project, the cash requirements for each project and the overall cash requirements for all of the Venture Properties and include the items noted in Exhibit A attached hereto.  The parties contemplate that the projects will initially consist of the following:

•  North Gillette (Airport, Wings and Echo)

• Reno

•  South Gillette (Gap)

• Dilts

•  Castle Rock

"Commitment" means Operator's contractual obligation to spend or commit to be spent $21,800,000 for Venture Costs.

"Contribution Account" means the account created by contribution of the parties as provided in Article II and any additions thereto as set forth herein.

"Cost" or "Costs" with respect to Venture Properties means all costs associated with the evaluation, acquisition, maintenance and retention of Venture Properties and the drilling, testing, completion, dewatering and placing on production or abandoning any well and shall include, without limitation, the sum of the price paid for a Venture Property, attorneys' fees, title insurance or examination costs, broker' commissions, filing fees, landmen costs, recording costs, transfer taxes, if any, and like charges connected with the acquisition of such Venture Property; bonuses, rentals, delay rentals and ad valorem taxes and like charges connected with the maintenance of such Venture Property; all exploration costs, including dry hole and similar contributions; and such portion of Operator's direct and indirect overhead and administrative expense for exploration, geological, land, engineering, drafting, accounting, legal and other services as are directly allocable to the Venture Properties and all such non-allocable expenses, pro-rated among all such Properties, including, without limitation, screening costs.  "Cost or "Costs" does not include Costs incurred under an operating agreement after commencement of first commercial gas sales.

"Force Majeure" means acts of God, applicable orders or restrictions by a governmental authority, failure by a governmental entity to issue a permit, license or similar document, any injunction by a court duly empowered to force a halt to a program in progress, strikes or other labor disturbances, riots, embargoes, power failures, telecommunication line failures, revolutions, wars, fires, floods, or any other causes of circumstances beyond the reasonable control of either party.

“Operator” means the role as more fully described in Article IV herein and in the AAPL agreement attached as Exhibit C.

"Properties" means oil and gas leases, any other lease or mineral rights relating to oil and gas, farmout agreements or other contracts pertaining to oil and gas leases or other lease or mineral rights, plus any other property or rights therein or thereon, tangible or intangible, real, personal or mixed.

"Venture" means the joint venture undertaking contemplated by this Agreement under which Operator becomes agent for all the parties to engage on behalf of the parties hereto in the exploration for and development of oil and gas with a primary focus on Coal Bed Methane in the States of Montana and Wyoming.

"Venture Income" means the gross receipts of the Venture and of the parties received by reason of participation in the Venture, including all proceeds from the sale or disposition of any Venture Property.

"Venture Property" or "Venture Properties" means Properties owned for the benefit of the Venture pursuant to this Agreement, including (i) any coal bed methane interests that are held by RMG as of the date hereof in the States of Wyoming or Montana, excluding the Oyster Ridge area of Wyoming and the spacing units of currently existing well bores that are producing or have produced from the Wyodak/Anderson Coal Strata; and (ii) interests which may be acquired by the parties jointly in the AMI.

ARTICLE II

PARTIES' COMMITMENTS

2.1

Commitments.  The parties hereby agree immediately to commit to the Venture the consideration set forth below:

RMG:	All Venture Properties valued at	$ 21,800,000
Operator:	Commitment to pay Venture Costs	21,800,000
Total:		$ 43,600,000

Initially, RMG owns 100% in the Venture and Operator will proportionately earn an interest in the Venture Properties as it makes expenditures and will own 50% of any Venture Property jointly acquired by the parties in the AMI, as defined in the Operating Agreement.  By drilling a well on Venture Properties, Operator will earn a 50% interest in an 80-acre spacing unit to all depths on which the well is located and will also earn a proportionate interest in the balance of the Venture Properties as follows:

Costs in U.S. $	Percentage Interest Earned by Operator
Above $10.9 million	25.0%
Above $21.8 million	50.0%

If Operator fails to expend $21.8 million by September 1, 2007 or if Operator elects in writing not to proceed with its Commitment, then the Venture will forthwith convey to Operator one half of that percentage interest in the balance of the Venture Properties equal to the amount expended by Operator divided by $21.8 million (“True Up”) and terminate.

The parties agree that:

(a)

In the Gap project, Foundation Coal and RMG have an agreement which provides that Foundation Coal has the option on a well-by-well basis to pay all of the costs of drilling, completion and dewatering to first production (i.e., Foundation Coal carries RMG).  If Foundation Coal elects to drill and carry RMG, then Operator will have earned its 50% interest.  However, if Foundation Coal elects not to drill, Operator must drill the balance to earn its 50% interest in Gap.

(b)

In the Dilts and Reno projects, if Operator completes and dewaters any well described in Exhibit B, then Operator will earn 50% therein.

ARTICLE III

OPERATING COMMITTEE

3.1

Operating Committee.  Subject to the provisions hereof, the decisions required for the conduct of the Venture shall be made by an Operating Committee (hereinafter sometimes called the "Committee") initially consisting of two persons.  The Committee shall have the following specified powers and duties and no other powers and duties:

(a)

To approve and modify the Business Plan at least annually and to determine the strategic direction of the Venture.

(b)

To authorize any specific additional powers of Operator that may be required from time to time and in the ordinary course of business, so as to permit the orderly and efficient execution of the Business Plan.

(c)

To authorize the negotiation of acquisitions, dispositions, trades or exchanges of any of the Venture Properties to improve the performance of the Venture.

(d)

To authorize the leasing of tangible property (whether or not in the ordinary course of business) used or to be used in connection with the operations of the Venture.

3.2

Committee Membership.  Each party shall designate in writing a person to serve on the Committee and shall also designate another person, as an alternate to serve in the stead of its member of the Committee in the event its member is not available to act in that capacity.  Each such designation shall state the address and telephone number (business and home) of the member of the Committee and of his designated alternate.  Each member and alternate shall be vested by the party appointing him with the authority to act and vote at the meetings of the Committee.  Any written notice to any such member or to any such alternate to be given under the terms of this Agreement shall be addressed to him at his address so stated.  Any designation of a member of the Committee or an alternate may be rescinded by the party appointing such member or alternate by delivering written notice to that effect to the Chairman of the Committee, or his alternate, and designating another person to act in the stead of the member or alternate whose authority has been rescinded.  The member appointed by Operator, or his alternate, shall act as Chairman of the Committee.

3.3

Committee Meetings.  The Chairman may call a meeting of the Committee at any time, and he shall call a meeting upon request of any other party.  When feasible, the Chairman shall give each member notice at least twenty-four (24) hours in advance of each meeting.  Any member of the Committee who will not be present at a meeting of the Committee may vote on any item to be considered at such meeting by telephone communication to the Chairman, or by mail or wire, addressed to the Chairman.  The vote of each member present on any question submitted to the meeting shall also be recorded in the Minutes.  All action taken by the Committee (whether or not at a meeting) shall require a unanimous favorable vote, whether or not present at the meeting, and any action so approved shall be binding on the parties.

All meetings of the Committee shall be held in Operator's office in Denver, Colorado, or at such other places unanimously agreed upon by the Committee.

3.4

Committee Action Without Meeting.  The Committee may take action without an assembled meeting by communications between the Chairman and the other member of the Committee.  The Chairman may submit any matter or matters by giving the other member notice by mail, telegram, or telephone (confirmed in writing as soon thereafter as practicable).  Each member of the Committee may communicate his vote thereon to the Chairman by mail, facsimile, electronic mail or telephone (confirmed in writing as soon thereafter as practicable).  All action so taken by the Committee shall have the same effect and be binding on the parties to the same extent as though taken at a duly called meeting.

3.5

Liability of Committee Members.  No member of the Committee shall be liable for any act or omission of any other member of the Committee, nor for any act or omission on his own part, excepting his own willful misconduct or gross negligence.

3.6

Minutes of Committee Meetings.  Minutes of each Committee meeting and Committee action taken without a meeting shall be kept and copies of all such Minutes shall be mailed by the Chairman to each party and to each member and alternate sitting on the Committee promptly after the meeting or action.

ARTICLE IV

POWERS AND DUTIES OF OPERATOR

4.1

Powers.  In conducting the Venture contemplated in this Agreement, Operator shall have full, exclusive and complete discretion, power and authority, subject to the specific provisions of the Operating Agreement attached hereto as Exhibit C (the "Operating Agreement") and the requirements of applicable law, to manage, control, administer and operate the business and affairs of the Venture for the purposes herein stated, to make all decisions affecting such business and affairs as it deems appropriate in the conduct of the business and affairs of the Venture, including without limitation (whether similar or dissimilar) the power and authority:

(1)

to receive and expend capital and receipts of the Venture, maintain and operate books of account of the Venture (including, without limitation, production accounting) and to incur obligations and liabilities on behalf of the Venture;

(2)

to acquire Venture Properties in the AMI as provided herein;

(3)

to explore for and develop oil and gas, including geological and geophysical activities in connection therewith or in connection with the evaluation of Properties, and to produce such oil and gas;

(4)

to manage, operate and develop the Venture Properties, and to enter into operating agreements with respect to Venture Properties, containing such terms, provisions and conditions as Operator shall approve.

(5)

to enter into and execute division orders, unitization and pooling agreements, drilling contracts, leases, assignments, reassignments, farmout or farm-in agreements, transfer orders, dry and bottom hole and acreage contribution agreements, participation agreements, partnership agreements, joint venture agreements and any and all other contracts, documents or instruments customarily employed in the oil and gas industry in connection with the acquisition, sale, exploration, development, operation or exploitation of oil and gas properties, and all other instruments deemed by Operator to be necessary or appropriate to the operations of the Venture and the Venture Properties or to perform its duties or exercise its powers;

(6)

to enter into agreements and contracts with parties and to give receipts, releases and discharges with respect to the Venture's operations, business and any matters incident thereto as Operator may deem advisable or appropriate;

(7)

to purchase liability and other insurance to protect the Venture and the Venture Properties;

(8)

to maintain offices, staff and equipment and to furnish such accounting services as may be necessary to carry on the activities contemplated by the Venture;

(9)

to obtain such legal and independent geological, geophysical, engineering, brokerage and other services as in its sole discretion may be necessary to carry on the activities contemplated by the Venture;

(10)

to conduct and control all operations of the Venture except where such power is granted to the Committee; and

(11)

to exercise such other duties and powers as are conferred on Operator elsewhere in this Agreement.

The parties, with respect to their interest in Venture Properties (including, without limitation, farm-in and farmout agreements entered into on behalf of the Venture) hereby agree that any person, firm or corporation dealing with Operator may rely upon the execution by Operator alone as being fully binding upon the interest of each of the parties hereto and no person, firm or corporation dealing with the Venture shall have any duty to inquire into the authority of Operator to take any action or make any decision.

4.2

Duties.

(a)

Each party may own, and may from time to time after the formation of the Venture, acquire oil and gas properties in Montana and Wyoming subject to the AMI requirements.  Operator shall, for the parties' information and accounting purposes, submit a report showing leasehold working interests acquired, burdens thereon, summaries of any farmout agreements, any marketing agreements or restrictions on Operator's right to purchase natural gas under Section 6.4 hereof and a geological and economic analysis, and Operator's program, if any, for drilling evaluation, including the estimated costs and expenses thereof and status of title to the drill site.  During the drilling of any well on a Prospect, the parties shall be furnished, if requested, copies of daily drilling reports, logs, test information, results of surveys, and core analyses, as such information relates to the well or Prospect, together with such other information as may be appropriate.  The parties shall at all times during business hours have access to all information pertaining to a Property and the wells thereon.

(b)

Operator shall acquire from time to time for the Venture such tangible properties and equipment as Operator may consider necessary or appropriate for the conduct of the Venture's operations.

(c)

All transfers of Properties to the Venture shall be by assignment or conveyance or other appropriate means (which need not be recorded) delivered to the Venture.

(d)

Operator will:

(1)

conduct geological, geophysical or other appropriate exploration operations to evaluate Venture Properties and to ascertain and delineate additional Properties for acquisition by or for the Venture;

(2)

acquire, assemble and arrange the Venture Properties and select sites and arrange for the drilling of wells thereon, and, with the assistance of such geologists, engineers or other experts as it may deem appropriate, make such decisions of a technical nature as may be required in connection with operations hereunder, conduct, direct and have full control of all operations of the Venture Properties and otherwise perform the duties of operator;

(3)

prepare and distribute monthly, quarterly and annual operations reports and financial quarterly and annual reports to the parties;

(4)

maintain complete and accurate records of all Venture Properties and of all equipment acquired and disposed of with reference thereto as well as maintain complete and accurate records and accounts of all Venture Income and Costs and furnish the parties with statements of account (using the calendar year for the fiscal year of the Venture) from time to time and, once annually, financial statements of the Venture prepared on a tax basis, together with all reasonably necessary tax reporting information.  Operator shall also maintain the insurance policies (or copies or certificates thereof) insuring any Venture activities; opinions of counsel received by the Venture relating to any Venture Properties; copies of drilling logs and reports of rig time, drill-stem tests, core analyses, electrical surveys and other records obtained in connection with the drilling and testing of any well drilled by the Venture; and the reports of geologists or other consultants furnished to Operator in the course of exploration, drilling or other operations of the Venture.  Such documents, reports, opinions, records and accounts, together with receipts, vouchers and other supporting evidence thereof, will be available upon reasonable notice for inspection by any party or its duly authorized representative (at such party's expense) during business hours at the principal operating office of the Venture located at Operator's Denver office; however, Operator shall not be required to maintain such records and material referred to herein for a period in excess of seven years from the date of the making or receipt thereof, except that the title opinions and other evidence of title shall be held for the life of any property to which they relate and insurance policies shall be held for a period of seven years after their expiration dates;

(5)

determine from time to time the amount of Venture Income received by the Operator for the Venture and to make such distribution as Operator shall deem to be in the best interests of the Venture.

ARTICLE V

PAYMENT OF COSTS AND CONTRIBUTIONS

5.1

Payment.  The Costs incurred on behalf of the Venture or in connection with the Venture and the Venture Properties pursuant to the provisions hereof shall be contributions to the Contribution Account.

5.2

Allocation.  All Costs of the Venture (including, without limitation, completion and dewatering costs) shall be allocated to Operator until expenditure of $21,800,000 of Costs, and, if the Venture is extended by unanimous action of the parties, thereafter by the parties in accordance with their interests.

ARTICLE VI

OWNERSHIP OF VENTURE PROPERTIES

6.1

Division Among Parties.  All Venture Properties shall be owned at any given time by the parties in accordance with their respective Interests.

6.2

Conveyance to Parties.  All Venture Properties shall be acquired in the name of Operator subject to the terms and conditions of this Agreement.  Each of the parties shall own a direct interest to the extent set forth in Section 6.1 in each Venture Property as distinguished from a mere interest in the production therefrom.  After the drilling of a well on Venture Properties, Operator will assign the 80-acre spacing unit on which the well is located to the parties in accordance with their interests and such well will thereafter be subject to the Operating Agreement, except that Operator will pay all of the completion and dewatering costs until $21,800,000 has been expended or committed to be expended.  After expenditure of $21,800,000, Operator will deliver to the parties a copy of a recorded assignment or conveyance transferring its interest in the Venture Properties.  The interest of each of the parties shall be subject to its proportionate share of any and all applicable royalty interests, overriding royalty interests, production payments, and ay and all other burdens of whatever nature.

6.3

Ownership of Production.  Each party shall have the right to take in kind or separately dispose of its proportionate share of all oil and gas produced from Venture Properties, exclusive or production which may be used in development and producing operations and in preparing and treating oil or gas for marketing purposes and production unavoidably lost.  In the event the share is taken in kind, Operator shall deliver the share of such party into facilities furnished by such party at the well site, and such party so receiving such production in kind shall bear any extra expense incurred by Operator in such delivery and all risk incident thereto.  In the event any party shall fail to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the oil and gas produced from Venture Properties, Operator shall have the right, but not the obligation, to purchase such oil and gas or sell it to others for such reasonable periods of time as are consistent with the minimum needs of the industry under the circumstances, but not to exceed one year, at a price equal to the price which Operator receives for its portion of the oil and gas produced from such Venture Properties.  Notwithstanding the foregoing, Operator shall not make a sale into interstate commerce of a party's share of gas production without first giving such party ten (10) days' notice of such intended sale.

6.4

Operator's Right to Gather and Process Natural Gas.  RMG hereby dedicates the Venture Properties to Operator to the extent not previously dedicated to third parties.  The parties agree that Operator's expenses in connection with the gathering of gas are not includible as part of the Commitment and that neither the Venture nor RMG shall have any ownership therein. Operator shall, subject to any prior call rights, have the right to gather and process any natural gas produced and attributable to the parties' interest, on the following terms:

(a)

Exercise Date.  This right to gather gas shall be exercisable 20 days after Operator receives notice of the commencement of production of at least 2 mmcf/d from a project.

(b)

Transportation and Other Charges.  Transportation and other charges shall be substantially the same as those being offered by Operator in the area to third parties which such charges shall be reasonably competitive with those being then offered in the area by bona-fide gatherers.

(c)

Contract.  The form and terms of the transportation and processing contract(s) other than charges shall be agreed to by the parties following as nearly as possible Operator's standard form of contract then in use in the area involved.

(d)

In the event the parties are unable to agree on the pricing, form or other terms of the contract, either party may invoke the right to arbitrate as provided in Section 13.2 hereof.

6.5

Transferability.  Each party may deal with, convey, sell, assign, sublease, promote and make other arrangements with respect to all or a portion of its interest hereunder, all on such terms and conditions as such party may desire, subject to Operator's right to gather and process natural gas as provided in Section 6.4 hereof and subject to obtaining the other party's consent thereto, which such consent shall not be unreasonably withheld.  Regardless of any such arrangement made by a party, such party shall remain obligated hereunder as fully as though such arrangement had not been made and the purchasing party shall not become a party to this Agreement or have any rights hereunder, but shall be obligated specifically to become a party to any operating agreement entered into under the terms hereof.

ARTICLE VII

REIMBURSEMENT OF OPERATOR

7.1

Reimbursement.  Operator shall be entitled to reimbursement by the Venture for all Costs reasonably incurred by it in acting on behalf of or in carrying out the business of the Venture in the form of a contribution to the Contribution Account.

ARTICLE VIII

OPERATION OF VENTURE PROPERTIES

8.1

Drilling of Wells.  All operations for the drilling, completion and dewatering of wells shall be conducted under the terms and provisions of the Operating Agreement, and the rights and obligations of the parties hereto shall be governed thereby; provided, however, that in the event of a conflict between the provisions of such operating agreement and those hereof, the provisions of this Agreement shall control.

8.2

Drilling and Operation After Drilling of a Well or Upon Termination of the Venture.  Immediately upon the drilling, completion and dewatering of a well or the termination of the Venture, the 80-acre spacing unit on which the well is located or the Venture Properties, as the case may be, shall be assigned to the parties as provided in Section 6.2 and shall be subject to the Operating Agreement naming Operator, or if Operator declines, a party designated by the Committee, as operator.  Thereafter, except for the application of provisions of this Agreement specifically governing the rights of the parties subsequent to such time, such Venture Properties no longer shall be subject to the terms of this Agreement, and the rights and obligations of the parties shall be governed by the Operating Agreement; provided, however, that in the event of a conflict between the provisions of this Agreement which specifically govern the rights of the parties subsequent to such time, as aforesaid, and the provisions of the Operating Agreement, the provisions of this Agreement shall prevail.  All expenditures and charges made, and revenues received, pursuant to the terms of the Operating Agreement shall be shared by the parties in proportion to their respective ownership interests in the Property or Properties covered thereby.

Should any of the Venture Properties that are subject to the Operating Agreement also be subject to an operating agreement in effect at the time of acquisition thereof by Operator or thereafter entered into by Operator on behalf of the parties hereto with any party or parties owning an operating interest in such property, or should the agreement by which such property was acquired by Operator provide for a form of operating agreement applicable to the property thus acquired, the assignments from Operator to the parties hereto with respect to any such property shall be made subject to the terms and provisions of any such operating agreement in addition to being subject to the operating agreement in the form attached hereto as Exhibit B, which latter agreement shall govern the rights between the parties hereto; provided, however, that at the option of Operator exercised at or prior to the assignment of interest to the parties hereto, the form of operating agreement attached hereto as Exhibit B shall not be applicable to such property and the form of operating agreement in effect when such property was acquired, or thereafter entered as provided above, or applicable to such property under the terms of the agreement by which such property was acquired shall be solely applicable to such property and shall govern the relations of the parties hereto with respect to such property.

ARTICLE IX

AREA OF MUTUAL INTEREST

9.1

Area of Mutual Interest:  In this Agreement “Area of Mutual Interest” or “AMI” means the ownership or leased interests now held or in the future acquired by either RMG or PRB in coal bed methane assets in the states of Wyoming and Montana, including the RMG Assets and excluding RMG’s proved developed producing assets, being the spacing units for the currently existing wellbores which are either currently producing or capable of production from the Wyodak coal strata and excluding RMG’s assets in the Oyster Ridge area of Wyoming.  The AMI includes the other potential oil and gas producing formations on all leased interests.

9.2

Term and Condition of AMI.  The AMI will be in effect until July 31, 2010, unless earlier terminated (a) after August 1, 2007 by a party giving two months' written notice of termination to the other party/ies or (b) the Commitment, as hereinafter defined, has not been spent or committed to be spent.  Any party that wishes to acquire assets, a majority of which are coal bed methane assets within the AMI, must propose the acquisition to the other party/ies by written notice.  If the parties elect to acquire the assets (such election to be made within ten days of the submitting party's notice of interest to acquire), then the ownership of those assets shall be purchased and jointly owned 50% by each party and 50% of the amount expended shall be credited against Operator's Commitment.  If no election is made, then the party/ies is/are deemed to have elected not to participate.  If the parties do not wish to participate in the acquisition of the assets within the AMI, then the proposing party may proceed to acquire those assets, and the other party/ies will have no right to acquire an interest in those assets.

ARTICLE X

TERM OF VENTURE

10.1

Commencement of Venture.  The Venture shall commence as of the date first above written.

10.2

Partial Termination.  This Agreement shall terminate (except insofar as it may govern rights and obligations theretofore accrued hereunder) as to any Venture Property, or any portion thereof, at the earlier of the drilling, completion and dewatering of a well or when same is no longer owned by the parties hereto, except as may otherwise be specifically provided herein.

10.3

Final Termination.  This Agreement shall terminate, except for necessary winding-up of the affairs of the Venture (including the drilling, testing, completing and dewatering of any well or any other Costs if Operator had agreed to do so prior thereto), on the date that Operator has spent or contributed $21,800,000 unless otherwise unanimously agreed by the parties; provided, however, that those provisions of this Agreement that govern rights and obligations theretofore accrued hereunder, or which govern the rights and obligations of the parties hereto beyond the term of the Venture, shall survive.

ARTICLE XI

INSURANCE

11.1

Insurance.  Operator shall carry or cause to be carried for the protection of the parties at least the following insurance coverage set forth in the Operating Agreement.  The cost of such insurance attributable to the Venture shall be charged to the Venture on an expenditure basis. Copies of all insurance policies currently in force will, upon request, be furnished to each party.  Operator is not a warrantor of the financial responsibility of the insurer with whom such insurance is carried and, except for gross negligence, fraud or willful misconduct of Operator, Operator shall not be liable for any loss suffered on account of the insufficiency of the insurance carried, or of the insurer with whom carried.  Operator shall not be liable for any loss accruing by reason of Operator's inability to procure or maintain the insurance above mentioned; provided that Operator shall as quickly as practicable notify the parties hereto in writing of such inability.

ARTICLE XII

NOTICES

12.1

Address of Parties.  Any notice, communication report, bill, statement, call or other document required or permitted to be given or delivered under the provisions hereof shall be addressed to the parties hereto at the following respective addresses:

To Operator:

PRB Energy, Inc.

1875 Lawrence Street, Suite 450

Denver, Colorado 80202

United States

Attention:  William Hayworth, President

Telephone: (303) 308-1330

Facsimile:  (303) 308-1590

e-mail:  bhayworth@Operatortrans.com

To RMG:

Enterra Energy Trust

Suite 2600, 500 Fourth Avenue Southwest

Calgary, Alberta  T2P 2V6

Canada

Attention:  E. Keith Conrad

Telephone:  403-263-0262

Fax:  403-265-1241

e-mail:  ekconrad@enterraenergy.com

12.2

Change of Address.  Any notice required herein may be given by telephone to the hereinabove designated representative of the parties or such as may be hereafter designated.

Such notice should be confirmed in writing or e-mail but shall effective nevertheless from the time of completion of the telephone or e-mail notice.  Any party by written notice to Operator may specify a different address, in which event notice shall be addressed to the different address so specified.

ARTICLE XIII

MISCELLANEOUS

13.1

Headings.  The headings of the several articles and sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

13.2

Arbitration.  In the event of any dispute between the parties hereto, the following procedures shall be used to commence an arbitration, which shall take place in Denver, Colorado:

One party shall appoint one arbitrator, and the other party shall appoint one arbitrator.  The two arbitrators so appointed shall select a third arbitrator.  If the other party shall fail to appoint an arbitrator within ten days after a request for such appointment is made by the other party in writing, or if the two arbitrators so appointed shall fail within ten days after the appointment of the second of them to agree on a third arbitrator, the arbitrator or arbitrators necessary to complete a board of three arbitrators shall be appointed, upon application by either party hereto, by the United States District Judge, senior in point of service, of the District Court for Denver, Colorado.  If such Judge should fail or refuse to act, then either party hereto may request the American Arbitration Association to select the arbitrator or arbitrators to complete the board of three.  After three arbitrators are appointed pursuant to the foregoing provisions of this Section, they shall promptly meet, hear the parties with respect to the matter to be arbitrated, and issue a decision thereon.  Any decision agreed to in writing by at least two of the said arbitrators shall be final and binding on the parties hereto.  Costs of arbitration shall be paid as determined by the arbitrators.

13.3

Controlling Law.  This Agreement is made under the laws of the State of Wyoming, which shall control in all matters relating hereto and involving the construction hereof.

13.4

Entire Agreement.  The terms and provisions herein contained constitute the entire agreement between the parties hereto and shall supersede all previous communications, representations or agreements, either verbal or written, between the parties hereto with respect to the subject matter hereof.

13.5

Counterpart Execution.  This Agreement may. be executed in separate counterparts but shall be binding upon the executing parties only when all of the named parties have executed a counterpart.  Thereafter each counterpart so executed shall have the same force and effect as if all of the parties executing the aggregate counterparts had executed the same counterpart.

13.6

Assurances.  Each of the parties hereby agrees to execute all such certificates and. other documents conforming hereto and to do all such filing, recording, publishing and other acts as may be deemed by Operator appropriate to comply with the requirements of law for the formation and operation of the Venture and any amendment or cancellation of any certificate thereof in all jurisdictions where the Venture shall conduct business.

Each of the parties hereby agrees to execute and deliver to Operator, within five days after receipt of Operator's written request therefor, such statements of interest and holdings, designations, powers of attorney and other instruments which Operator deems necessary to comply with any laws, rules or regulations relating to the acquisition, operation or holding of any lands under the jurisdiction of the United States or any political subdivision thereof.

13.7

Representations of the Parties.  Each of the parties represents that its interests, direct or indirect, including those acquired under this Agreement, do not exceed 200,000 acres in Federal oil and gas options or 246,080 chargeable acres in Federal oil and gas options, offers to lease and leases in any one state, and that it is the sole party in interest in its Venture interest under this Agreement (unless notice to the contrary is given by one party to the other) , and as such is vested with all legal and equitable rights in such Venture interest.  Each of the parties covenants that such representations shall remain true and accurate during the term of this Agreement (unless notice to the contrary is given by one party to the other) and that it will neither take action nor permit action to be taken which would cause either of such representations to be no longer true.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

RMG:

ROCKY MOUNTAIN GAS, INC.

By:

E. Keith Conrad

Its:

PRB:

PRB ENERGY, INC.

By:

William F. Hayworth

Its:

STATE OF

  )

  )  ss.

COUNTY OF

  )

On this

 day of

, 2005, before me appeared                                                  , to me personally known, who, being by me duly sworn, did say that he is the                                    of ROCKY MOUNTAIN GAS, INC. and that the foregoing instrument was signed on behalf of its Board of Directors, and said person acknowledged said instrument to be the free act and deed of said corporation.

Notary Public

My commission expires:

[SEAL]

STATE OF

  )

  )  ss.

COUNTY OF

  )

On this ________ day of

, 2005, before me appeared                                                  , to me personally known, who, being by me duly sworn, did say that he is the                                    of PRB ENERGY, INC. and that the foregoing instrument was signed on behalf of its Board of Directors, and said person acknowledged said instrument to be the free act and deed of said corporation.

Notary Public

My commission expires:

[SEAL]

1)

Executive Summary

2)

Results of the "first business plan" (August 1, 2005 to August 31, 2006), including capital spending to the Contribution Account

3)

Goals and Objectives of Current Plan

4)

Activity Forecast by Area, including

a)

Number of holes drilled

b)

Land acquisition and maintenance

c)

Specific operating performance, including production, revenue, expenses and net profit

d)

Improvement targets

e)

Maintenance capital items

f)

Revenue forecast

5)

Capital and Operating Budget for September 1, 2006 to August 31, 2007

6)

Summary of any key risk factors facing the Venture's second year and contingency plans, if any

1

Dilts Property
Dilts 23-14	T40N, R73W, Sec. 23, SWSW	Dilts	100.00%	80.00%	75.00%
Dilts 23-23	T40N, R73W, Sec. 23, NESW	Dilts	100.00%	80.00%	75.00%
Dilts 23-34	T40N, R73W, Sec. 23, SWSE	Dilts	100.00%	80.00%	75.00%
Dilts 23-43	T40N, R73W, Sec. 23, NESE	Dilts	100.00%	80.00%	75.00%
Dilts 26-21	T40N, R73W, Sec. 26, NENW	Dilts	100.00%	80.00%	75.00%
Dilts 26-41	T40N, R73W, Sec. 26, NENW	Dilts	100.00%	80.00%	75.00%

1